Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         This agreement ("Agreement") is made this 10th day of December, 2000 ("Execution Date") between Fred C. Boethling ("Executive") and CapSource Financial, Inc. ("CapSource"), a Colorado corporation.

         The parties agree as follows:

         1. This Agreement is effective December 10, 2000.

         2. CapSource agrees to continue to employ Executive for a period commencing on the Effective Date and ending either 1) two (2) years after CapSource delivers written notice to the Executive of CapSource's intention to terminate this Agreement or 2) Executive's sixty-fifth (65) birthday, whichever is earlier ("Term of Employment").

         3. Executive shall serve as President of CapSource and in such additional capacities as may be determined from time to time by the Board of Directors of CapSource and as agreed to by the Executive. In addition, Executive shall serve as a member of the Boards of Directors of CapSource and of subsidiaries and affiliates of CapSource.

         4. CapSource shall provide Executive with adequate office facilities within sixty (60) miles of St. Paul, Minnesota.

         5. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate upon Executive's death and all benefits payable hereunder shall cease except death benefits provided under CapSource's employee benefit plans or as specifically provided in this Agreement.

         6. Executive accepts employment with CapSource and will devote his full time (subject to established CapSource practice for time off and outside activities) and best efforts during reasonable business hours to the performance of duties and responsibilities reasonably assigned to Executive during the Term of Employment.

         7. The compensation and benefits which CapSource will be obligated to provide Executive for his services during the Term of Employment shall include or be based upon the following:

                  a) base salary equal to $96,000 per year ("Base Salary"), payable in installments twice monthly; provided however, if Executive's Base Salary is increased by CapSource's Board of Directors after the Effective Date, the amount of such increased Base Salary shall automatically become the Executive's minimum Base Salary thereafter for all purposes of this Agreement without amendment to this Agreement. During the Term of Employment the Executive has the option but not the obligation to receive up to twenty-five percent (25%) of the Base Salary in common stock of CapSource on the basis of one (1) share of common stock for each $1.00 of Base Salary so designated to be paid in common stock in lieu of such portion of Base Salary;

                  b) prior to January 1, 2002, the Board of Directors will establish a new Base Salary for the Executive in an amount which reflects the degree of attainment of CapSource of its business strategy and plans for growth;

                  c) participation in incentive compensation and stock option plans of CapSource;

                  d) participation in any other compensation, insurance, pension, savings, health and welfare plans offered by CapSource on or after the Effective Date to executives of similar status.

         8. Notwithstanding the provisions of this Agreement:

                  a) CapSource may terminate this Agreement immediately and without prior notice to Executive for "cause" as defined below. If Executive is terminated for cause, he forfeits all prospective benefits provided in this Agreement, but without affecting benefits derived from any other plan or source. Cause shall be defined as any

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of the following events: i) Executive has misappropriated any funds or property of CapSource; ii) Executive has been convicted of a felony; iii) Executive has obtained personal profit from any CapSource transaction with a third party without the prior approval of such profit from the CapSource Board of Directors; or iv) Executive has obtained personal profit, or attempted to obtain personal profit, from the sale of CapSource trade secrets or confidential information.

                  b) CapSource may terminate this Agreement at any time after giving ninety (90) days written notice to Executive that Executive has breached and continues to breach in any material respect any of his obligations under Paragraphs 3 or 6 of this Agreement after Executive has been given written notice of the nature of the initial breach. If Executive disputes the commission by him of any act or acts asserted by CapSource to constitute Cause or the occurrence and continuation of an alleged breach, either CapSource or Executive may initiate binding arbitration proceedings to resolve whether the Executive has committed an act or acts constituting Cause or has committed a continuing breach. If the Executive does not dispute any termination for Cause within sixty
(60) days after such termination or does not dispute the occurrence and continuation of an alleged breach within the ninety (90) day notice period, Executive shall be conclusively presumed to have been terminated for cause or for having committed and continued the breach. Executive forfeits all prospective benefits provided in this Agreement if he is terminated for cause of Executive's breach.

                  c) CapSource may terminate Executive's rights hereunder without Cause and without breach at any time after giving ninety (90) days written notice to Executive and if it does is responsible to Executive for all payments and rights as set forth in Paragraph 7.

                  d) Executive may resign from CapSource and terminate this Agreement after giving ninety (90) days written notice to CapSource that CapSource has breached any of its commitments set forth in Paragraphs 3, 4 or 7 of this Agreement unless CapSource rectifies the breach within the ninety (90) day notice period or disputes the occurrence of the alleged breach within such ninety (90) day notice period. If CapSource disputes the occurrence of the alleged breach either CapSource or the Executive may initiate binding arbitration proceedings to resolve whether CapSource has committed a breach. If CapSource does not dispute the occurrence of the alleged breach within the ninety (90) day notice period, CapSource shall be conclusively presumed to have committed the breach. If Executive resigns from CapSource pursuant to this subparagraph and there has been no determination that CapSource did not breach this Agreement, Executive shall be entitled to the benefits provided in Paragraph 7 of this Agreement.

                  e) Executive may resign from CapSource following a Change in Control after giving ninety (90) days written notice. For purpose of this Agreement, a Change of Control means and occurs on the date (i) on which a majority of the members of the CapSource Board of Directors is not composed of members of the CapSource Board of Directors as of the Effective Date or (ii) on such date as the Executive no longer serves as a member of the CapSource Board of Directors if he has resigned after giving written notice to the Board of Directors that he is not in agreement with the current business plan of CapSource, whichever date first occurs. If Executive resigns from CapSource pursuant to this subparagraph, Executive will be entitled to the benefits provided in Paragraph 7 of this Agreement.

                  f) Executive may voluntarily resign from CapSource in absence of a breach by CapSource of any of its commitments set forth in Paragraphs 3, 4 or 7 of this Agreement after giving ninety (90) days written notice of his intention to resign. If Executive voluntarily resigns pursuant to this subparagraph, he forfeits all prospective benefits provided in this Agreement.

                  g) If Executive's rights are terminated without cause or without breach on the part of the Executive or otherwise in accordance with the terms of subparagraphs (c), (d) or (e) of this Paragraph: (i) at his election, Executive will receive a lump sum of cash immediately upon termination of employment in an amount equal to the total Base Salary and any applicable incentive compensation payments which would have been payable to him during the Term of Employment had his employment not been terminated and without any discount by reason of early payment, or continuing twice monthly salary payments plus any applicable incentive compensation payments; and (ii) Executive and his eligible dependents will continue to participate in CapSource's medical, insurance and other welfare plans during the remaining Term of Employment and thereafter to the extent such plans provide benefits for retired employees; and
(iii) Executive will continue to enjoy all rights created to any pension,


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savings or profit-sharing plans; and (iv) Executive may elect to have CapSource purchase all shares of common stock of CapSource owned by Executive or his affiliates at the greater of $1.00 per share or the fair market value of such shares; and (v) Executive may elect to have CapSource purchase any outstanding warrants for common stock by paying him the difference, if any, between the warrant exercise price and the fair market value of such shares; and (vi) the failure of the Executive to make either of the elections specified in (iv) or
(v) of this Paragraph shall not deprive him of the shares or warrants and he shall be permitted to exercise the warrants in accordance with the terms under which such warrants were originally issued as if he had continued to be an employee of CapSource.

         For purposes of calculating salary or service for such plans referenced in (iii) above, all compensation payments under this Agreement and the Term of Employment shall be considered as payments for compensated service during the Term of Employment. Further, CapSource shall continue to make any contributions to such plans referenced in (iii) above for the benefit of the Executive during the Term of Employment as if his employment had not been terminated and Executive shall be fully vested in all such plans referenced in (iii) above upon termination of Executive's employment without cause or without breach on the part of the Executive or otherwise in accordance with the terms of subparagraphs
(c), (d) or (e) of this Paragraph.

         9. If CapSource shall at any time be merged or consolidated into or with any other corporation, or if substantially all of the assets thereof are transferred to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation or acquiring such assets, and this Paragraph shall apply in the event of any subsequent merger or consolidation or transfer of assets.

         10. In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement shall detract from or otherwise limit Executive's right to or privilege of participation in any stock option or warrant plan or any bonus, profit-sharing, pension, insurance, medical or other incentive or benefit plan arrangement which may be or becomes applicable to the officers of the corporation resulting from such merger or consolidation or the corporation acquiring the assets of CapSource.

         11. No change or modification of this Agreement shall be made except in writing.

         12. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

         13. The validity, interpretation and effect of this Agreement shall be governed by the law of the State of Colorado.

         14. Any notice required or permitted to be given under this Agreement shall be in writing and shall be addressed: (a) if to CapSource at its principal place of business, attention Chairman of the Board; (b) if to Executive at his home mailing address on file with CapSource.

         15. CapSource acknowledges and agrees that it is entering into this Agreement in order to assure the continued service of the Executive and that it would be necessary to enter into a similar agreement in order to attract and retain any replacement for Executive having comparable talent and experience. Accordingly, should the Internal Revenue Service (IRS) seek to treat any payments required by this Agreement as "excess parachute payments" subject to the 20% excise tax, CapSource agrees that at its sole expense it will contest such position taken by the IRS and if unsuccessful to pay Executive an amount equal to the excise tax assessed the Executive in order to make the Executive whole.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the
10th day of December, 2000.


EXECUTIVE:                                  CAPSOURCE FINANCIAL, INC.:


-----------------------------------         -----------------------------------
Fred C. Boethling                           By: Randolph M. Pentel
                                                Director


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